UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

Smart Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53033	205956047
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

17961 Biscayne Boulevard, Suite B-1 Aventura, FL 33160		33160
(Address of Principal Executive Office)		(Zip Code)

	(Registrant’s telephone number, including area code

360 Main Street, Washington VA 22747
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2010, Smart Holdings, Inc. (the “Company”) entered into a material definitive agreement with Assurance Group Direct, Inc. by which Assurance acquired four million three hundred two thousand one hundred eleven (4,302,111) shares of the Company’s common stock.  The transaction closed on January 18, 2010.  Following the transaction, Assurance Group Direct, Inc. controls approximately 50.01% of the Company’s outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 18, 2010, Kenneth Oxsalida was appointed to the Board of Directors as well as President of the Company.   On January 21, 2010, Joseph Meuse resigned from all positions held in the Company.

Set forth below is certain biographical information regarding the new Director and Officer:

Appointment of Joseph Meuse:  Director and President of the Company.

Kenneth A. Oxsalida - Vice President and Marketing

Over 30 years experience in creating and implementing successful national and international advertising/marketing programs generating over 13.8 billion in gross sales. His agency covered industries including telecommunications, real estate, automotive, sports marketing, retail, food, health/beauty, and high-profile products. Personal:Kenneth Oxsalida, born in Miami, Florida, in 1955, is married with three children. He is founder and president of Ads Media Services, Inc. Kenneth Oxsalida attended college at Miami-Dade University Advertising Design Program in 1975 and also attended classes in business at Florida International University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Holdings, Inc.
(Registrant)

Date:	January 21, 2010	/s/Kenneth Oxsalida
*Signature

President
Title